                                                                   EXHIBIT 10.30


                                                            May 7, 1996



Mr. T.B. Jones

Dear Terry,

This letter will confirm our mutual understanding relating to your compensation and benefits arrangements relative to your employment and retirement from American Airlines, Inc., a subsidiary of AMR Corporation (collectively, "AMR", "American", the "Company" or the "Corporation").

Assignment

You will be expected to perform the duties of President SABRE Computer Services, or of another SABRE Group officer position as requested by the Company, for a period of nine year through April 18, 2004. The terms of this agreement shall remain in effect for a period of five years through April 18, 2000. At AMR's discretion, the terms of this five year agreement may be renewed on an annual basis over the next four years beginning April 19, 1996 and continuing through April 19, 1999. Should AMR elect not to renew this agreement, this agreement shall terminate at the conclusion of the applicable five year agreement period.

AMR, at its discretion, may remove you from your position as President SABRE Computer Services, or from any subsequent position, prior to the conclusion of any one of the five year agreement periods. In the event of such removal, you will be retained as an employee, available for consulting services at management's request, through the end of the applicable five year agreement period and this agreement shall terminate. While performing the duties of President SABRE Computer Services or another SABRE Group officer position, or serving as a consultant at management's request, you will be expected to perform your assignment with the same level of dedication and commitment that you have demonstrated to the present. In return, you will be provided the compensation and benefits described in this agreement.

This agreement may be terminated by AMR for cause at any time and such termination shall be effective immediately. For purposes of this agreement, "cause" shall mean (i) gross dishonesty or wilful misconduct that is directly and materially harmful to the Corporation or its affiliates, (ii) your conviction of a felony involving moral turpitude or (iii) your material breach of any of the terms of this agreement. Should a material breach of any of the terms of this agreement occur, the Corporation shall allow a 15 day grace period, beginning the date of notification, for the remedy of any such material breech prior to the termination of this agreement for cause. However, if the breach is not of such a nature that it may be remedied within 15 days, this agreement will not be terminated if, within 15 days, you undertake curative action to remedy the breach and diligently pursue such action until the breach is remedied.

Cash Compensation

Your base salary will be reviewed on an annual basis, in conjunction with the Company's overall annual review of the cash compensation paid to its officers. During the term of this agreement, adjustments to your annual base salary, if any, shall be based upon your individual performance. The amount of such annual performance-based adjustments, if any, shall be determined utilizing the same criteria as applied to other officers for the purposes of determining their, respective, annual performance-based adjustments, if any.

In addition, during the term of this agreement, you shall continue to be eligible to receive annual Performance Returns payments which are based on a specified performance bearing percentage of your Career Equity shares.

Incentive Compensation Award

You will continue to participate in the SABRE Group Variable Compensation Plan during the term of this agreement and be eligible to receive an annual award (or pro rata award for partial years of service), if any is paid.

Should this agreement be terminated prior to April 18, 2000 by AMR due to your death or disability, AMR shall have no obligation to continue monthly base salary payments, annual Performance Returns or annual awards, if any, payable from the SABRE Group Variable Compensation Plan (excluding a pro rata award which may be payable for a partial year's service).

Deferred Compensation

Our records indicate that you elected to defer compensation under the Company's deferral plan. Your balances as of December 31, 1995 and your payment election is reflected below:

                       Balance      Number of      Payment       Date Payments
             Year     @ 12/31/95     Payments     Frequency          Begin
             ----     ----------    ---------     ---------      -------------
             1986     $  62,666        180         Monthly      Upon Retirement

In accordance with the terms of your election to defer, payments will begin on March 1 following your retirement. Funds remaining on account with the Company will continue to earn the credited rate of interest.

Stock Based Compensation

a)       Career Equity Shares

         You were awarded a special retention grant of 7,000 Career Equity Shares. Your award was dated April 24, 1995, the third trading day subsequent to the approval of your award by the AMR Corporation Board of Directors. Upon normal retirement at age 60 on July 1, 2008, you shall vest in 100% of your total Career Equity holdings (14,500 shares). Under the rules of the Career Equity Program, accelerated vesting for early retirement (vesting of 85% to 97% of holdings upon retirement between the ages of 55 to 59) shall also be available for you. The stock will be valued for tax purposes and delivered to you within 30 days following your retirement date.

b)       Stock Options

         You were awarded a stock option grant of 5,000 shares of AMR Common Stock under the Corporation's Stock Option Program. This grant was priced at $65.0625 per share, the average price of AMR common stock on April 24, 1995 (the third trading day subsequent to the approval of your award by the AMR Corporation Board of Directors). Shares shall vest in five equal annual installments beginning one year after the grant date.





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
Stock Based Compensation (cont'd)

b)       Stock Options (cont'd)

         On an annual basis thereafter, during the term of this agreement, you will be awarded a stock option grant of 5,000 shares of AMR Common Stock under the Corporation's Stock Option Program dated as follows:

                               Grant Date              Shares
                               ----------              ------
                             April 24, 1996             5,000
                             April 24, 1997             5,000
                             April 24, 1998             5,000
                             April 24, 1999             5,000

         Shares shall vest in five equal annual installments beginning one year after the grant date.

         Your existing Stock Options will continue to vest during your employment period. All Stock Options that have become exercisable by the date of your retirement must be exercised within 3 years of your retirement date. You will continue to be eligible to exercise your vested options under the rules of the Cashless Exercise Program during your employment period and into retirement. All Stock Option awards are governed under the rules of the AMR Corporation 1988 Long Term Incentive Plan.

c)       Restricted Stock

         You were awarded 750 shares of AMR Common Stock under the Corporation's Restricted Stock Program. This award was dated April 24, 1995, the third trading day subsequent to the approval of your award by the AMR Corporation Board of Directors. Restrictions on the 750 shares will be lifted on April 24, 1998.

         On an annual basis thereafter, during the term of this agreement, you will be awarded 750 shares of AMR Common Stock under the Corporation's Restricted Stock Program dated as follows:


                               Grant Date              Shares
                               ----------              ------
                             April 24, 1996              750
                             April 24, 1997              750
                             April 24, 1998              750
                             April 24, 1999              750


         Restrictions on the shares will be lifted three years subsequent to the date of each respective grant.

c)       Restricted Stock (cont'd)

         Restrictions will be lifted on your existing Restricted Stock awards as follows:

                                Maturity Date             Shares
                                -------------             ------
                                July 26, 1996               300
                                July 25, 1997               600
                                April 24, 1998              750

         The shares will be valued for tax purposes and delivered to you on the above dates. All Restricted Stock awards are governed under the rules of the AMR Corporation 1988 Long Term Incentive Plan.

d)       Performance Shares

         You were awarded 1,900 shares of AMR Common Stock under the Corporation's 1995-97 Performance Share Plan. Shares granted under the 1995-97 plan will vest on a pro rata basis and will be paid within 120 days following the end of the measurement period (12/31/97), subject to the Corporation's performance. Your award is dated April 24, 1995, the third trading day subsequent to the approval of your award by the AMR Corporation Board of Directors.

         On an annual basis thereafter, during the term of this agreement, you will be awarded 1,900 shares of AMR Common Stock under the Corporation's Performance Share Program dated as follows:


                                  Grant Date                Shares
                                  ----------                ------
                                April 24, 1996               1,900
                                April 24, 1997               1,900
                                April 24, 1998               1,900
                                April 24, 1999               1,900


         Shares awarded under each grant will vest on a pro rata share basis and will be paid within 120 days following the end of each respective three-year measurement period, subject to the Corporation's performance.





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
Stock Based Compensation (cont'd)

d)       Performance Shares (cont'd)

         Existing Performance Share awards shall vest as follows:

                                  Maturity Date              Shares
                                  -------------              ------
                                December 31, 1996             2,300
                                December 31, 1997             1,900

         Existing Performance Share awards shall continue to vest on a pro rata basis and will be paid within 120 days following each respective maturity date, subject to the Corporation's performance. All Performance Share awards are governed under the rules of the AMR Corporation 1988 Long Term Incentive Plan.

e)       General

         AMR reserves the right to convert the aforementioned existing and future stock awards granted under the AMR Corporation 1988 Long Term Incentive Plan, to awards of equal economic value granted under the SABRE Group Long Term Incentive Plan, should such a plan be approved by the AMR Corporation Board of Directors.

         Should this agreement be terminated a) by AMR for cause or b) due to your death or disability, vesting of stock based compensation shall be governed by the terms of the AMR Corporation 1988 Long Term Incentive Plan.

Pension Benefits

Your entry date into the Retirement Benefit Plan (RBP) was January 1, 1979 and you are 100% vested. During your employment period, you will continue to accrue credited service and pensionable earnings in the RBP. Your pension benefits will be payable from two sources - the RBP and the Supplemental Executive Retirement Program (SERP).

The RBP is based upon final average salary and years of credited service while the SERP takes into account Incentive Compensation and Performance Returns in the calculation of your pension benefits. The SERP also pays benefits not payable out of the RBP due to the IRS limitations on pensionable earnings and on the amount of an annual pension benefit which can be paid out of a tax-qualified retirement plan.





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
Pension Benefits (cont'd)

In accordance with Plan regulations, you will be eligible to commence your pension benefit upon retirement at age 55 on July 1, 2003. Alternatively, you may defer the commencement of your pension benefit until a later date. The reduction of a pension benefit commenced before age 62 is 3% per year. All options available to other officers from the RBP and the Supplemental Executive Retirement Plan (SERP) on the date of your benefit commencement will be available to you. The election of any form of payment other than a lifetime annuity or spouse's 50% joint & survivor annuity requires an election at least one year in advance of your benefit commencement date or a proof of normal life expectancy. You will receive a full accounting and explanation of your pension and other retirement benefits nearer to your retirement date.

Super Saver 401(k) Plan

You may continue to participate in the Super Saver Plan and move investments among the available funds under the provisions of the plan. However, no further contributions may be made after you convert to retiree status.

In accordance with plan provisions, you may commence a distribution upon reaching age 59 1/2 or retirement, whichever occurs first. Alternatively, you may elect to leave your funds in your account following your retirement. As such, you may continue to transfer your funds among the available investment options on a quarterly basis by giving notice to Super Saver Plan Headquarters in accordance with plan procedures. However, you must begin receiving your benefit no later than 70 1/2 or you will incur a substantial tax penalty under the current tax laws.

Insurance Coverages

a)       Health Benefits Coverage

         You will continue to be covered under the Flexible Benefits program through the end of your employment period. Your benefit pay will continue and deductions will be taken each pay period based on the options you elected. Additionally, you will be able to change your options in accordance with the plan provisions during each annual enrollment period.

         Upon retirement you will receive retiree health coverage provided you continue pre-funding for this benefit through the end of your employment period. Pre-funding contributions will continue to be deducted from your paychecks. The retiree plan does not provide dental or vision care coverages.





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
Insurance Coverages (cont'd)

b)       Supplemental Medical Coverage

         Our records indicate that you have not elected to enroll in annual Supplemental Medical coverage for yourself and your spouse under the Flexible Benefits program. However, you will continue to be eligible to enroll in this annual coverage during your employment period.

         You may continue to purchase coverage in the American Airlines Supplemental Medical Plan for yourself and your spouse (to the extent such coverage was purchased under the Flexible Benefits program prior to your retirement) into retirement by sending a check for the balance of the annual premium in the year of retirement and for the annual premiums due thereafter to the plan administrator.

c)       Group Term Life Insurance Coverage

         Your Group Term Life Insurance coverage will continue under the Flexible Benefits program through the end of your employment period under the same conditions as your health coverage. To the extent the conversion privilege continues to be made available to retired employees of the Company, you will have the right to convert any life insurance coverage you have been purchasing under the Flexible Benefits program to an individual policy by contacting your local Metropolitan Life Insurance office within 30 days following your retirement.

d)       Long Term Disability Coverage (LTD)

         Your Long Term Disability coverage will continue under the Flexible Benefits program and deductions will continue to be taken from your pay during your employment period. Coverage under this benefit ceases in conjunction with your retirement.

e)       Accidental Death and Dismemberment Coverage (AD&D)

         Your Accidental Death and Dismemberment coverage will continue under the Flexible Benefits program and deductions will continue to be taken from your pay during your employment period.

         Coverage under this benefit ceases in conjunction with your retirement.

f)       Management Personal Accident Insurance Coverage

         Company paid Management Personal Accident Insurance coverage of three times your annual salary (up to $1,000,000) will continue during your employment period and will terminate in conjunction with your retirement.

g)       General

         Should you fail to make timely payment for any of the aforementioned insurance coverage or for your pass travel (explained below) or should you fail to observe the rules related to pass travel, AMR reserves the right to terminate such insurance coverages and pass travel, as the case may be.

Split Dollar Life Insurance Policy

Under the terms of the Split Dollar Life Insurance program, retirement at age 55 and the completion of ten years of service with the Company will require American Airlines to continue to advance the annual premiums on your policy for the lesser of your lifetime or your attainment of age 65. Upon reaching age 65, the Company will recover the amount of premiums previously paid by it and release the policy to you.

No action is required on your part at this time.

Pass Travel

You, your spouse and your dependent children will retain your A-2 travel privileges during your employment period and into retirement, to the extent such privileges continue to be available to retired officers of the Company. Upon retirement, you will receive retiree A-2 travel cards that can be used to obtain travel at any American Airlines ticketing facility. You will continue to be eligible for the annual D-3 allowance that may be shared with your eligible non-dependent relatives and other companions. As a retiree, you have the option of paying service charges at the time of ticketing or being billed for these service charges.

Credit Union

You may retain your membership in the Credit Union during your employment period. As such, you may continue to make contributions to your account or make payroll-deducted loan payments, if any, through the end of your employment period. Upon retirement, please contact the Credit Union directly to resolve any loans you may have, if any.

Leased Automobile

To the extent such benefits continue to be made available to officers of the Company, you may continue to participate in the Executive Automobile Program through the end of your employment period. The automobile currently leased by American Airlines for you is eligible for replacement after the completion of your 36th month of the lease, on August 1, 1996. At that time, you may elect to:

         1. Turn in the automobile you currently operate and, to the extent such benefits continue to be made available to officers of the Company, select another vehicle under American's Executive Automobile Program.

         2. Purchase the vehicle you currently operate for 90% of the fair market value on the date of purchase, less your proportionate share of any gain that American may realize on the sale. Should you elect to purchase the vehicle that you currently operate, to the extent such benefits continue to be made available to officers of the Company, you will be eligible to select another vehicle under American's Executive Automobile Program.

         3. Continue to operate the vehicle currently leased to you until the earlier of your retirement or such time that you wish to pursue options one or two above.

Additionally, in conjunction with a vehicle replacement, you may turn in your car telephone or purchase it at the fair market value established at the time of purchase.

Club Memberships

Our records indicate that you have not selected a Corporate Club Membership. To the extent such benefits continue to be made available to officers of the Company, you will continue to be eligible for a Corporate Club Membership during your employment period. You may continue using your honorary Admirals Club membership during your employment period.

In conjunction with your retirement and in recognition of your years of service with the Company, American Airlines will provide you with a lifetime Admirals Club membership.

Financial and Tax Planning

To the extent such benefits continue to be made available to officers of the Company, the Company will continue to pay for your financial and tax planning services, to the extent of our reimbursement policy, through the end of your employment period.

Company Property

All company property, including but not limited to home computer equipment, laptop computer, home fax machine, A T & T telephone card, Corporate American Express Card, building entry cards and company identification cards, except your travel cards, should be returned to American Airlines Executive Compensation at the end of your employment period.

Transitional Cooperation

You agree to execute any and all documents and to take any and all action which AMR may reasonably request to effect the transition of your duties and responsibilities prior to the end of your employment period. You further agree to make yourself available and to cooperate in connection with any litigation involving the Corporation, in which you may be requested as a witness. Reimbursement of out-of-pocket expenses will be provided by the Corporation.

Obligations

As consideration for the compensation and other benefits and privileges described in this agreement, you agree that you will not, without prior written approval of AMR, which may be withheld at AMR's sole discretion:

a) provide services as an executive or consultant during the term of this agreement and for a period of five years after you convert to retiree status, to any of the following Computer Reservation Systems (CRS) or any subsidiary or affiliate of the following CRS's: Abacus, Amadeus, Galileo, SystemOne or Worldspan, or any successor thereof; or during the term of this agreement and for a period of three years after you convert to retiree status, to any US-based airline with revenues in excess of $1 billion or any subsidiary or affiliate of such US-based airline.

         Subsidiary or affiliate means, with respect to any entity, any other entity directly or indirectly controlling, or controlled by, or under common control with, such entity. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the direct or indirect ownership of at least 50% of the equity or voting rights of an entity or the power to direct, or to cause the direction of the management and policies of such an entity whether through the ownership of voting interests, by contract or otherwise. The term "entity" shall include a natural person, corporation, partnership, limited liability company, joint venture, association or other organization.

a) Should you be retained as an executive or consultant by any of the above mentioned CRS's, or a subsidiary or affiliate of any such CRS or by any U.S.-based airline with revenues in excess of $1 billion, or a subsidiary or affiliate of such an airline, without the prior written approval of AMR, this agreement shall terminate and all remaining cash, stock-based compensation and benefits and privileges provided for within this agreement shall be forfeited, to the extent permitted by law.

b) directly or indirectly induce any employee or independent contractor of AMR, its subsidiaries, any of its affiliates (whether or not now existing) or any company in which AMR or American has an ownership interest to terminate such relationship without the prior written consent of AMR or American.

c) disparage in any way or otherwise harm or bring discredit to AMR, its subsidiaries or any of its affiliates, agents, current or former employees, officers or directors, or divulge to any party at any time any confidential, proprietary or trade secret data of or relating to AMR, its subsidiaries or any of its affiliates, including the existence of and or the terms of this agreement.

We agree that AMR, its subsidiaries and its affiliates will not disparage or otherwise harm or bring discredit to you.

Confidentiality

You acknowledge that all material and information about or the property of AMR, its affiliates or any of their officers or directors, which has or will come into your possession or knowledge in connection with this agreement or in connection with your employment by American or AMR includes certain confidential and proprietary data and you agree to hold such material and information in strictest confidence. You agree not to make use of such confidential material and information other than for the performance of this agreement and not to release or disclose such data to any other party during the term of this agreement or at any time thereafter.

Indemnification

AMR Corporation will extend its indemnity against liabilities incurred by you as a result of any legal proceedings in which AMR may become involved, which you may be a party to and which may pertain to your employment by American or AMR prior to the date hereof or hereunder.

Additional Understandings

This agreement contains the entire agreement between you and AMR with respect to your compensation and benefits arrangements relative to your employment and retirement from the Corporation. To the extent there is anything to the contrary contained in any other agreement between you and the Corporation, this agreement shall control. This agreement is governed by the laws of the State of Texas. To the extent any provision of this agreement is deemed unenforceable, the remainder of the provisions will remain in full force and effect.

Please sign and return one copy of this letter agreement to indicate your concurrence with the above arrangements, and your release of AMR, its subsidiaries, affiliates, agents, current and former employees, officers and directors from any and all claims for relief of any kind with respect to your employment prior to the date hereof or hereunder, including, but not limited to, any and all claims of discrimination of any kind, other than claims relating to death, disability, or health insurance reimbursement. In return, AMR agrees to release you from any and all claims for relief of any kind with respect to your AMR employment prior to the date hereof or hereunder.



                                                Very truly yours,





Accepted and Agreed:




/s/ Terry B. Jones                              July 11, 1996 Terry
- ------------------------------                  ------------------------------
B. Jones                                        Date





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